Exhibit 99.1

Wayside Technology Group, Inc. Reports 2018 Third Quarter

and Declares Quarterly Dividend

Third quarter 2018 Financial Highlights:

Net sales                                                     $47.9 million

Net income                                                 $1.3 million

Diluted net income per share                      $0.29 per share

Dividend declared - $0.17 per share

EATONTOWN, NJ, November 5, 2018 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the third quarter ended September 30, 2018.    The results will be discussed in a conference call to be held on Tuesday, November 6, 2018 at 10:00 a.m. EST.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/site/content/webcasts.

“We are encouraged with our progress towards our strategic goals this quarter” said Steve DeWindt, President and Chief Executive Officer. “Our top line net sales and adjusted gross billings increased in excess of 20%, and while a lower gross margin related to the expansion of our new vendor recruitment and field sales efforts impacted operating income, we are confident these investments will pay back in the future. I am looking forward to continuing our success as the best channel partner for emerging technology lines.”

Operating Results Highlights:

Net sales for the quarter ended September 30, 2018 increased 23% to $47.9 million compared to $39.0 million for the same period in 2017. Lifeboat Distribution segment net sales for the quarter ended September 30, 2018 increased 27% to $44.1 million, compared to $34.7 million for the same period in 2017. TechXtend segment net sales for the quarter ended September 30, 2018 decreased 12% to $3.8 million, compared to $4.3 million for the same period in 2017.

Adjusted gross billings (non-GAAP) for the quarter ended September 30, 2018 increased 26% or $27.3 million to $134.0 million compared to $106.7 million for the same period last year (see attached table for a discussion of adjusted gross billings).

Gross profit for the quarter ended September 30, 2018 increased to $6.3 million compared to $6.2 million for the same period in 2017. Lifeboat Distribution segment gross profit for the quarter ended September 30, 2018 increased 4% to $5.6 million, compared to $5.4 million in the same period in 2017 due to the impact of the higher net sales. TechXtend segment gross profit for the quarter ended September 30, 2018 decreased 20% to $0.7 million, compared to $0.8 million in 2017 due to lower net sales.

Gross profit margin (gross profit as a percentage of net sales) for the quarter ended September 30, 2018 decreased by 2.8 percentage points to 13.2%, compared to 16.0% for the same period in 2017. Lifeboat Distribution segment gross profit margin for the quarter ended September 30, 2018 decreased by 2.8 percentage points to 12.8%, compared to 15.6% for the same period in 2017. TechXtend segment gross profit margin for the quarter ended September 30, 2018 decreased 1.6 percentage points to 17.6%, compared to 19.2% for the same period in 2017. The decrease in gross profit margin was primarily caused by the change in the percentage mix of our products which are recorded net of the related cost of sales, and lower gross profit margins as a percent of net sales for product sales which are reported on a gross basis.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended September 30, 2018 increased $0.4 million to $4.9 million when compared to the same quarter last year, primarily due to higher business development and field sales personnel expenses, professional, and public company related costs. SG&A expenses were 10.2% of net sales in 2018 compared to 11.4% in 2017.

For the quarter ended September 30, 2018, the Company recorded a provision for income taxes of $0.4 million compared to $0.7 million in the prior year. Decreases in the Company’s effective tax rate due to the impact of the Tax Cuts and Jobs Act of 2017, were offset by an increase in the provision for state income taxes. The Company estimates its effective tax rate on ordinary income will be between 24% and 26% for 2018.

The Company reported net income of $1.3 million for each of the quarters ended September 30, 2018 and 2017.

Diluted earnings per share for the quarter ended September 30, 2018 was $0.29, compared to diluted earnings per share of $0.30 for the same period in 2017.

On October 30, 2018, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable November 20, 2018 to shareholders of record on November 13, 2018.

Adjustments to historical results upon retrospective adoption of ASC 606, Revenue from Contracts with Customers

The Company adopted ASC 606, Revenue from Contracts with Customers effective January 1, 2018 using the full retrospective adoption method. Under the full retrospective adoption method, the Company presents revenue for current and comparative periods on an adjusted basis, reflecting the new accounting standard. The most significant impact of adopting the standard relates to the recognition of revenue for Software - security or highly interdependent with support and Third-party maintenance support or other services, net of the related cost of sales. Historically the Company had accounted for most sales on a gross basis, with third party costs included in cost of sales.

The change from gross to net reporting has no impact on gross profit, net income or cash flows, though it increases gross profit as a percentage of sales. The adoption of the standard resulted in a reduction of net sales as previously reported or adjusted gross billings (see attached table), and a corresponding reduction of cost of sales of $67.6 million, and $206.3 million for the three and nine months ended September 30, 2017, respectively. The attached tables present the impact of the adoption on historical results for the quarter ended September 30, 2017 as if the standard had been adopted in the earliest period presented. Additional information will be available in the Company’s quarterly report filed on Form 10-Q with the Securities and Exchange Commission.

Non-GAAP measures

As is further discussed in the attached tables, we use non-GAAP measures including Adjusted gross billings and Net income excluding separation expenses, net of taxes as supplemental measures of the performance of our business.  Our use of these measures has limitations and you should not consider them in isolation or use them as substitutes for analysis of our financial results under US GAAP. The attached tables provide a reconciliation of each non-GAAP measure to the most nearly comparable measure under US GAAP.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) is an IT channel company providing innovative sales and distribution solutions to technology vendors, resellers and system integrators since 1982. Wayside operates Lifeboat Distribution, a value-added distributor for virtualization/cloud computing, security, application and network infrastructure, business continuity/disaster recovery, database infrastructure and management, application lifecycle management, science/engineering, and other technically sophisticated products. The company helps vendors recruit and build multinational solution provider networks, power their networks, and drive incremental sales revenues that complement existing sales channels. Lifeboat Distribution services thousands of solution providers, VARs, systems integrators, corporate resellers, and consultants worldwide, helping them power a rich opportunity stream and build profitable product and service businesses. The Company also offers specialty solutions to customers through its TechXtend business.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$6,464	$5,530
Accounts receivable, net of allowances of $2,449 and $2,102, respectively	83,762	76,937
Inventory, net	1,760	2,794
Vendor prepayments	3,970	6,837
Prepaid expenses and other current assets	525	553
Total current assets	96,481	92,651

Equipment and leasehold improvements, net	1,682	1,828
Accounts receivable-long-term, net	4,535	7,437
Other assets	281	231
Deferred income taxes	131	138
	$103,110	$102,285
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$62,675	$62,792
Total current liabilities	62,675	62,792

Deferred rent and tenant allowances	729	781

Total liabilities	63,404	63,573

Stockholders’ equity:
Common Stock, $.01 par value; 10,000,000 shares authorized; 5,284,500 shares issued: 4,498,223 and 4,454,829 shares outstanding, respectively	53	53
Additional paid-in capital	32,241	31,257
Treasury stock, at cost, 786,277 and 829,671 shares, respectively	(13,426)	(14,207)
Retained earnings	22,020	22,522
Accumulated other comprehensive loss	(1,182)	(913)
Total stockholders’ equity	39,706	38,712
	$103,110	$102,285

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

( Amounts in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues
Lifeboat segment	$119,308	$103,885	$44,145	$34,709
TechXtend segment	13,081	12,245	3,778	4,309
Total Revenue	132,389	116,130	47,923	39,018

Cost of sales
Lifeboat segment	102,209	87,012	38,506	29,292
TechXtend segment	10,484	9,543	3,114	3,483
Total Cost of sales	112,693	96,555	41,620	32,775

Gross Profit	19,696	19,575	6,303	6,243

Operating expenses
Selling costs	7,774	7,504	2,657	2,339
Share-based compensation	957	1,026	231	323
Separation Expenses, including $1,661 of stock compensation expense	2,446	-	-	-
Other general and administrative expenses	6,517	5,731	2,015	1,898
Total Selling, general and administrative expenses	17,694	14,261	4,903	4,451

Income from operations	2,002	5,314	1,400	1,792

Interest, net	744	466	296	145
Foreign currency translation gaina	40	22	42	73
Income before provision for income taxes	2,786	5,802	1,738	2,010
Provision for income taxes	987	1,867	420	669

Net income	$1,799	$3,935	$1,318	$1,341

Income per common share - Basic	$0.40	$0.87	$0.29	$0.30
Income per common share - Diluted	$0.40	$0.87	$0.29	$0.30

Weighted average common shares outstanding - Basic	4,344	4,303	4,386	4,283
Weighted average common shares outstanding - Diluted	4,344	4,303	4,386	4,283

Dividends per common share	$0.51	$0.51	$0.17	0.17

Supplemental Revenue Information

The table below presents net sales by disaggregated revenue category:

Net sales	(Unaudited) Nine months ended		(Unaudited) Three months ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Hardware and software product	$120,073	$104,417	$44,100	$35,556
Software - security & highly interdependent with support	5,029	4,357	1,433	1,343
Maintenance, support & other services	7,287	7,356	2,390	2,119
Net sales	$132,389	$116,130	$47,923	$39,018

Reconciliation of GAAP and Non-GAAP Financial Measures

The table below presents net sales reconciled to adjusted gross billings (Non-GAAP):

	Nine months ended		Three months ended
Reconciliation of net sales to adjusted gross billings:	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017

Net sales	$132,389	$116,130	$47,923	$39,018
Costs of sales related to Software – security or highly interdependent with support and maintenance, support or other services	243,226	206,293	86,054	67,628
Adjusted gross billings (Non-GAAP)	$375,615	$322,423	$133,977	$106,646

(1)  We define adjusted gross billings as net sales in accordance with US GAAP, adjusted for the cost of sales related to Software – security and highly interdependent with support and Maintenance, support and other services. We provided a reconciliation of Adjusted gross billings to net sales, which is the most directly comparable US GAAP measure. We use Adjusted gross billings of product and services as a supplemental measure of our performance to gain insight into the volume of business generated by our business, and to analyze the changes to our accounts receivable and accounts payable. Our use of Adjusted gross billings of product and services as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under U.S. GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted gross billings of product and services or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The tables below present Net income reconciled to Net income excluding separation expenses, net of taxes and Diluted earnings per share reconciled to Diluted earnings per share, excluding separation expenses net of taxes (Non-GAAP) (2):

	Nine months ended		Three months ended
Reconciliation of net income to net income excluding	September 30,	September 30,	September 30,	September 30,
separation expenses, net of tax	2018	2017	2018	2017

Net income	$1,799	$3,935	$1,318	$1,341
Separation expenses (Non-GAAP)	2,446	-	-	-
Income tax benefits related to separation expenses	(438)	-	-	-
Net income excluding separation expenses, net of taxes	$3,807	$3,935	$1,318	$1,341

Diluted earnings per share reconciled to Diluted earnings per share	Nine months ended		Three months ended
excluding separation expenses, net of taxes (Non-GAAP):	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017

Diluted earnings per share	$0.40	$0.87	$0.29	$0.30
Separation expenses	0.55	-	-	-
Income tax benefit related to separation expenses	(0.10)	-	-	-
Diluted earnings per share excluding separation expenses, net of taxes	$0.85	$0.87	$0.29	0.30

(2)

We define Net income excluding separation expenses, net of tax, as Net income, plus Separation expense, less the income tax benefit attributable to the separation expenses. We provided a reconciliation of Net income excluding separation expenses, net of tax, to Net income, as well as the related amounts per share, which are the most directly comparable US GAAP measure. We use Net income excluding separation expense as a supplemental measure of our performance to gain insight into comparison of our businesses profitability when compared to the prior year. Our use of Net income excluding separation expenses, net of tax has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. In addition, other companies, including companies in our industry, might calculate separation expenses net of tax, or similarly titled measures differently, which may reduce their usefulness as comparative measures.